LIMONEIRA COMPANY

STOCK GRANT PERFORMANCE BONUS

In recognition of the outstanding performance by the Chief Executive Officer, the Senior Vice President and the Chief Financial Officer of the Limoneira Company ("Senior Management"), and other managerial positions of Limoneira listed below ("Management"), the Board of Directors of the Limoneira Company has approved and adopted the following Performance Bonus Stock Grant Program this 24th day of June 2008.

Stock Grants to Senior Management.

To reward Senior Management for outstanding performance during any fiscal year (which ends October 31), the Board hereby authorizes the grant and issuance to members of Senior Management shares of common stock of Limoneira Company having a fair market value on the date of grant not to exceed 133% of the grantee's then current annual salary. Such shares shall be issued if, and to the extent, that the Compensation Committee of the Board of Directors determines that the Company has met the performance criteria heretofore established by the Compensation Committee for fiscal year just completed.

Stock Grants to Management.

To reward members of Management for outstanding performance during any fiscal year (which ends October 31) the Board authorizes the grant and issuance to the members of Management listed on Exhibit A attached hereto shares of common stock of Limoneira Company having a fair market value on the date of grant not to exceed 25% of the grantee's then current annual salary. Such shares shall be issued if, and to the extent, that the Compensation Committee of the Board of Directors determines that the Company has met the performance criteria heretofore established by the Compensation Committee for the fiscal year just completed.

General Terms.

Ownership of shares granted to members of Senior Management and to members of Management shall vest in the grantee one-third as of the date of issuance which shall be the date it is first determined that the established performance criteria for the fiscal year just completed have been met, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant. The shares granted hereunder shall constitute additional compensation by Limoneira to the grantee who shall be responsible for all state and federal income taxes owing with respect to such compensation, as well as his share of withholding thereon such as FICA, FUTA, etc. The fair market value of the shares granted shall be established pursuant to a resolution of the Board of Directors at the time of grant, which value shall be the most recent trading price of such shares on the "Pinks Sheets."

If a grantee's employment is terminated by Limoneira, other than for cause, any unvested shares granted to the grantee shall immediately become fully vested. If a grantee's employment is terminated by Limoneira for cause or a grantee at his sole discretion terminates his employment with Limoneira, any shares granted to such employee that are unvested shall immediately be canceled.

The shares issued pursuant to such grants shall be subject to a right-of-first refusal by Limoneira during the first two years following issuance of such shares. Upon receipt of a bonafide written offer to purchase any of the shares issued to a grantee, the grantee shall present a copy of such written offer to Limoneira which shall have the option to repurchase such shares at any time within 30 days thereafter. The share certificates evidencing such shares shall bear a restrictive endorsement reflecting such right-of-first refusal as well as such other legends as legal counsel may advise in order to comply with state and federal securities laws governing issuance of shares in private unregistered transactions.

As an accommodation to the grantees hereunder, upon request by a grantee, Limoneira may in its discretion repurchase from the original grantee (or his estate, heirs or legatee's in the event of his demise) a number of the shares granted that, when multiplied by the per share repurchase price, will enable the trustee to pay the minimum statutory state and federal income tax obligations associated with the compensation of the grantee in question with respect to the grant in question. The repurchase price shall be equal to the greater of the grant date price or the most recent trading price of Limoneira Common Stock on the date of such repurchase.

Upon request by a grantee and in the sole discretion of Limoneira, Limoneira may make available to such grantee a loan in an amount sufficient to pay the minimum statutory state and federal income tax liability associated with the compensation to the grantee in connection with the shares granted. Such loan shall be evidenced by a promissory note bearing interest at the mid-term Applicable Federal Rate then in effect, with principal and accrued interest due and payable 24 months from the date of the note, such note to be secured by a UCC-1 Financing Statement and delivery of possession of share certificates representing shares having a Pink Sheet value equal to 120% of the amount of the loan on the day it is made.

Performance Criteria for 2008 Stock Grants.

Seventy percent of the shares reserved for grant in Fiscal Year 2008 and subsequent fiscal years shall be awarded if Limoneira's earnings before state and federal income taxes are ten percent greater than the average pre-tax earnings during the preceding four fiscal years. In making such calculation, extraordinary, non-recurring items and non-operational items shall not be taken into account, either with respect to Fiscal Year 2008 (or the then current fiscal year) or the four preceding fiscal years.

Thirty percent of the shares reserved for grant in Fiscal Year 2008 and subsequent fiscal years shall be awarded if the cash flow from operations of Limoneira for such fiscal year is ten percent greater than the average cash flow from operations for the four preceeding fiscal years.

Notwithstanding the foregoing specific performance criteria, the Board of Directors may, in its sole discretion, award stock grants for "Special Achievement" that falls outside of such criteria. By way of example, if Limoneira benefits from a favorable capital infusion through a private placement of shares or the subdivision/development and or disposition of a Limoneira real estate investment results in a material benefit to Limoneira as a result of the efforts of Senior Management and/or Management, the Board of Directors might consider such to constitute a "Special Achievement" warranting the grant of shares.

Alan M. Teague
Chairman of the Board

Wyatt Merriman
Chairman of the Compensation Committee